SUB-ITEM 77K:
CHANGE IN INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
On May 14, 2010, the Fund's Trustees, upon the recommendation of the Audit
Committee, appointed KPMG LLP (KPMG) as the
Fund's independent registered public
accounting firm. On the same date, the Fund's previous independent registered public accounting firm, Ernst & Young LLP (E&Y) resigned.
The previous reports issued by
E&Y on the Fund's financial statements for the fiscal years ended August 31, 2008 and August 31, 2009, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended August 31, 2008 and August 31, 2009, and the interim period commencing September 1, 2009 and ending May 14, 2010:
(i) there were no
disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange
Act of 1934, as amended.
      As indicated above, the Fund has appointed
KPMG as the independent registered
public accounting firm to audit the Fund's financial statements for the fiscal year ending
August 31, 2010. During the Fund's fiscal years ended August 31, 2008 and August 31,
2009, and the interim period commencing
September 1, 2009 and ending May 14, 2010, neither the Fund nor anyone on its behalf has consulted KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations
S-K) or reportable events (as described
in paragraph (a) (1) (v) of said Item 304).